SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]	Preliminary Information Statement	[ ]	Confidential, for use of the Commission only
[X]	Definitive Information Statement

                        CENTALE, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[x ]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

____________________________________________

2)	Aggregate number of securities to which transaction applies:

____________________________________________

3)	Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

____________________________________________

4)	Proposed maximum aggregate value of transaction:

____________________________________________

5)	Total fee paid:

____________________________________________

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
___________________
2)	Form, Schedule or Registration Statement No.:
___________________
3)	Filing Party:
___________________
4)	Date Filed:
___________________

CENTALE, INC.
37 HAMBURG STREET
EAST AURORA, NY 14052

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of Centale, Inc. (the “Company”) have given their written consent to a resolution adopted by the Board of Directors of the Company to amend the articles of incorporation so as to (a) change the name of the Company to NexxNow, Inc. and (b) effect a reverse split of the Company’s common stock in a ratio of 1-for-4.  We anticipate that this Information Statement will be mailed on May 16, 2008 to shareholders of record.  On or after June 5, 2008, the amendments of the articles of incorporation will be filed with the New York Department of State and will become effective.

New York corporation law permits holders of a majority of the voting power to take shareholder action by written consent if the issuer’s certificate of incorporation authorizes such action.  Centale’s certificate of incorporation authorizes shareholder action by written consent.  Accordingly, the Company will not hold a meeting of its shareholders to consider or vote upon the amendments of the Company’s certificate of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.
YOU ARE REQUESTED NOT TO SEND US A PROXY.

May 16, 2008	Paul Riley
Chief Executive Officer

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on April 25, 2008 (the “Record Date”).  On the Record Date, the authorized voting stock consisted of 250,000,000 shares of common stock, par value $0.01, each of which is entitled to one vote.  On the Record Date, there were 55,973,896 shares of common stock issued, outstanding and entitled to vote.

The following table sets forth the number of shares of voting stock beneficially owned by each person who, as of the Record Date, owned beneficially more than 5% of the Company’s voting stock, as well as the ownership of such shares by each member of the Company’s Board of Directors and the shares beneficially owned by its officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Class
Paul Riley	9,971,014	(3)	17.8%
Daniel Robbie	621,986		1.1%
Sterling Shepperd	3,288,213	(4)	5.9%
Brittany Wier	21,811,594		39.0%
All officers and directors as a group (4 persons)	35,692,807	(4)	63.8%
Thaddeus A. Wier, Jr.	5,173,469		9.2%
Kenneth Keller 1206 Carriage Road East Aurora, NY 14052	5,455,453		9.7%
_______________________________
(1)	Except as otherwise indicated, the address of the shareholder is c/o Centale, Inc., 37 Hamburg Street, East Aurora, NY 14052

(2)	Except as otherwise noted, all shares are owned of record and beneficially.

(3)	Mr. Riley’s employment agreement with Centale provides that these shares will be surrendered and cancelled if Mr. Riley’s employment by Centale terminates prior to January 1, 2009.

(4)	Includes 2,492,754 shares held in trust for Hayden Financial Corp. pursuant to a Services Agreement.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE CORPORATION

The Board of Directors of the Company has adopted a resolution to change the name of the Company from Centale, Inc. to “NexxNow, Inc.”  The holders of shares representing a majority of the voting power of the Company’s outstanding voting stock have given their written consent to the resolution. Under New York corporation law, the consent of the holders of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the New York Department of State on or after June 5, 2008, and it will become effective on the date of such filing (the “Effective Date”).

Reasons for Approving the Name Change

The primary purpose of the name change is to better represent the Company’s business.  The Company recently acquired the outstanding capital stock of NexxNow China, Inc., a Delaware corporation (“NexxNow China”).  NexxNow China is engaged in the business of marketing sporting events in The People’s Republic of China.   Because of this new overall direction in the Company’s business, the Board of Directors and majority shareholders have determined to change the Company’s name.

Certificates for the corporation’s common stock that recite the name “Centale, Inc.” will continue to represent shares in the corporation after the Effective Date.  If, however, a shareholder wishes to exchange his certificate for a certificate reciting the name “NexxNow, Inc.” after the Effective Date, he may do so by surrendering his certificate to the Company’s Transfer Agent with a request for a replacement certificate and the appropriate stock transfer fee.  Centale’s Transfer Agent is:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
212-936-5100

AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK

The Board of Directors of the Company has unanimously adopted a resolution to amend the Certificate of Incorporation to effect a reverse split of the Company’s outstanding common stock at a ratio of 1:4 (the “Reverse Split”).  The holders of shares representing a majority of the voting power of the Company’s outstanding voting stock have given their written consent to the resolution. Under New York corporation law, the consent of the holder of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the New York Department of State on or after June 5, 2008, and it will become effective on the date of such filing (the “Effective Date”).

The Amendment to the Certificate of Incorporation provides that each four shares of common stock outstanding on the Effective Date will be exchanged for one post-Reverse Split share of Company common stock (“New Common Stock”).  No fractional shares or scrip will be issued; rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will be issued one whole share of New Common Stock in lieu of the fraction.

Reasons for Approving the Reverse Stock Split

There are two primary reasons why the Board of Directors approved the Reverse Split.  The first reason is to increase the authorized stock available for issuance.  Our articles of incorporation authorize the Board of Directors to issue 250,000,000 common shares.  At present, 55,973,896 common shares have been issued and remain outstanding.  The Reverse Split will provide additional authorized but unissued shares of common stock available for the various purposes for which the Board of Directors might wish to use such shares, such as effecting acquisitions, business expansion, obtaining financing, and recruiting management personnel, all of which will be necessary if Centale is to take advantage of new business opportunities.

At the present time, the Company has not entered into any acquisition agreement, and the Board of Directors has not made any specific plan, commitment, arrangement, understanding or agreement with respect to the additional authorized shares that will be available for issuance after the Reverse Split, except that the Company is party to the following agreements that may require the Company to issue common stock in the future:

Consulting Agreement – Market Vision Consulting, Inc.  In this agreement, Market Vision Consulting agreed to advise the management of Centale and to provide public relations services.  In compensation for the services, Centale will pay Market Vision Consulting $12,500 per month in cash and $50,000 per month in common stock.  However, payment cannot be made in stock to the extent that the payment would cause Market Vision Consulting or any of its affiliates to own more than 9.9% of the outstanding common shares of Centale.  Centale will be required to register the shares issuable under the agreement with the Securities and Exchange Commission for resale.  Thaddeus A. Wier, Jr., who was Centale’s Chief Executive Officer until April 25, 2008, is the sole shareholder of Market Vision Consulting, Inc.

Convertible Debentures – Various. Centale has assumed the obligations of NexxNow China, Inc. to five unaffiliated investors, each of which holds a Subordinated Convertible Debenture.  The aggregate principal amount of the debentures is $105,605.  The debentures are payable on September 1, 2009 (except that one for $29,605 is payable on February 12, 2009) with interest at 6% per annum.  The principal and interest on the debentures may be converted by the holders into common stock of Centale at a conversion price equal to 80% of the average closing bid price for the five days preceding conversion.

The second reason for the Reverse Split relates to the current low market price of our common stock. The Company may require financing to fund its business development, be it the costs of acquisitions or the capital needed to fund the growth of the acquired companies. The Board of Directors has come to the conclusion that an increase in the market price of the common stock may enhance the marketability of the common stock and so improve the Company’s prospects for obtaining financing.  It is hoped that the Reverse Split will increase the per share market price of the common stock.  There is, however, no assurance that the market price will increase, or that it will not return to its current levels after the Reverse Split.

Recently, the market price for Centale common stock has been only pennies per share. Many brokerage firms are reluctant to recommend lower-priced stocks to their clients. The policies and practices of some brokerage houses tend to discourage individual brokers within those firms from dealing in lower priced stocks. Additionally, the brokerage commission on the purchase or sale of stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively high per share price.

The Board of Directors believes that these issues are best addressed by an increase in the inherent value per share of common stock that will occur as a result of the Reverse Split. The Board believes that, absent the Reverse Split, Centale is not likely to obtain additional financing on favorable terms. Accordingly, the Board believes that the proposed Reverse Split is essential to the Company’s growth.

General Effect of the Reverse Stock Split on Capital Stock

The New Common Stock will not be different from the common stock held by the Company’s stockholders prior to the Reverse Split.  The stockholders will have the same relative rights following the Effective Date as they had prior to the Effective Date, except to the extent the proportion of shares that they own is affected by the rounding up of fractional shares. The table below shows the cumulative effect on the Company’s common stock of the Reverse Split that will occur on the Effective Date.  The column labeled “After Reverse Split” does not reflect any adjustments that may result from the rounding-up of fractional shares because we cannot calculate at this time the number of fractional shares that will result from the Reverse Split.

Shares of Common Stock	Prior to Reverse Split	After Reverse Split
Authorized common stock	250,000,000	250,000,000
Authorized preferred stock	10,000,000	10,000,000

Issued and outstanding common stock	55,973,896	13,993,474
Issued and outstanding preferred stock	0	0

As a result of the Reverse Split, there will be 236,006,526 common shares available for issuance.  The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Company’s shareholders.  New York law requires that the Board use its reasonable business judgment to assure that the Company obtains “fair value” when it issues shares.  Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in the Company. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of the Company’s common stock.

The Reverse Split, with the resulting increase in the number of shares available for issuance, is not being done for the purpose of impeding any takeover attempt.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company.  In the event that a non-negotiated takeover were attempted, the private placement of stock into “friendly” hands, for example, could make the Company unattractive to the party seeking control of the Company.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

Exchange of Stock Certificate and Liquidation of Fractional Shares

On the Effective Date, the outstanding certificates representing shares of the Company’s common stock will be automatically converted into certificates representing shares of New Common Stock.  It is not necessary for a shareholder to obtain a replacement certificate in order to be registered in the record books of the corporation as the owner of the appropriate number of share of New Common Stock.  Every shareholder who wishes to receive a replacement certificate, however, may do so by surrendering to the Transfer Agent his certificate representing shares of pre-Reverse Split and paying the Transfer Agent’s standard fee.  In exchange, he will receive a replacement certificate representing the appropriate number of share of New Common Stock.  The name and address of the Transfer Agent are provided above.

No Dissenters Rights

Under New York law, shareholders are not entitled to dissenters’ rights with respect to any of the transactions described in this Information Statement.

*      *       *       *       *